UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

FORM 8-K
_________________________________________

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2020

_________________________________________

Cool Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-32217

Maryland	33-0599368
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2001 NW 84th Avenue

Miami, FL 33122
(Address of principal executive offices, including zip code)

(786) 254-6709
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AWSM	OTC Markets Group Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

The quarterly report on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 of Cool Holdings, Inc. (the “Company”) for the quarterly period ended May 2, 2020 (the “Form 10-Q”)is due to be filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2020.  On March 25, 2020, the Commission issued an order that provides public companies that are unable to meet filing deadlines due to circumstances related to the novel coronavirus (“COVID-19”) with a 45-day extension to file certain disclosure reports, including reports on Form 10-Q, that would otherwise have been due between March 1 and July 1, 2020 (the “Order”).  The Company intends to rely upon the Order and expects that it will file the Form 10-Q on or before July 31, 2020.

When the World Health Organization declared the COVID-19 outbreak a pandemic, the Company took decisive actions across its businesses to help protect employees, customers and others in the communities it serves. Beginning March 18, 2020, the Company was forced to close 12 of its 44 Simply Mac stores, primarily due to forced closures by mall operators where the stores were located.  Although the Company’s remaining stores were allowed to stay open under local or state definitions of “essential businesses” providing products and repair services enabling remote workforces and student education, sales at those stores were significantly curtailed.  The Company imposed store directives including cleanliness and mask requirements, as well as maximum customer limitations to facilitate social distancing.  Store sales were also negatively impacted by intermittent shortages in the supply chain of Apple products from our primary distributor.  As a consequence of all these conditions, the Company took immediate action to reduce its store operations from 7 days per week to 5 days and from 11 hours per day to 8 hours.  In concert with this action, the Company was forced to reduce its store workforce by approximately 50% and its support staff was required to work remotely from home pursuant to local shelter-in-place restrictions.  The COVID‑19 outbreak and resulting store closures and limited operations have had a material adverse impact on the Company’s business, liquidity, financial condition, and results of operations.  In addition, the Company has been required to focus its limited resources and staff on the logistics of addressing COVID-19 related operational issues.

As a result of the foregoing reasons, the Company is unable to meet the filing deadline for the Form 10-Q due to circumstance related to COVID-19.

While the Company cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can it predict the severity and duration of its impact, based on the easing of governmental mandates during early May 2020 and in concert with our efforts to maintain the health and safety of our customers and employees, certain of the Company’s stores have re-opened, and the Company expects a gradual return of store traffic through the remainder of 2020.  On April 16, 2020, the Company secured a $3.1 million, 2-year loan from a regional bank pursuant to the U.S. Small Business Administration Paycheck Protection Program under Title I of the Coronavirus Aid, Relief, and Economic Security Act passed by Congress and signed into law on March 27, 2020.  It is unclear whether this funding will be adequate to support the Company’s operations or if it will need to seek additional funding in the future.  As such, the ultimate impact of COVID-19 to the Company’s businesses remains highly uncertain and management continues to assess its financial impact.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cool Holdings, Inc.
Date:	June 15, 2020	By:	/s/ Vernon A. LoForti
Vernon A. LoForti
Chief Financial Officer